Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2010

 FINANCIAL RESULTS

ATLANTA, GEORGIA, April 28, 2010: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its first quarter ended March 31, 2010.  The Company recorded first quarter revenues of $253.0 million, an increase of 4.1% over the prior year’s first quarter revenue of $243.0 million.  Net income increased 11.2% to $17.6 million or $0.18 per diluted share for the first quarter ended March 31, 2010, compared to $15.8 million or $0.16 per diluted share for the same period in 2009.

On January 26, 2010, Rollins increased its regular quarterly cash dividend to shareholders 28.6 percent to $0.09.  The Company also repurchased 130,100 shares at a weighted average price of $19.23 per share during the first quarter.  In total, 2,821,491 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are very pleased with our first quarter results and the start of the year.  Our Company delivered solid revenue results, improved gross margins and profits, and generated strong cash flow.”

Mr. Rollins concluded, “We are off to a good beginning and are executing very meaningful programs that should make contributions throughout the year.  We are especially grateful to our employees who are working hard to execute our 2010 plan.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statements about the Company’s belief that Company is executing very meaningful programs that should make contributions throughout the year.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect our Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; our ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2010	2009
ASSETS
Cash and cash equivalents	$14,149	$14,957
Trade receivables, short-term	60,709	58,783
Accounts Receivable - Other	2,228	1,854
Materials and supplies	10,957	11,555
Deferred income taxes	25,760	19,892
Other current assets	11,842	10,919
Total Current Assets	125,645	117,960

Trade receivables, long-term	9,021	8,946
Equipment and property, net	72,203	78,325
Goodwill	189,925	188,101
Customer Contracts	117,130	126,502
Other Intangible Assets	24,575	23,172
Deferred income taxes	17,644	17,514
Other assets	9,190	6,396
Total Assets	$565,333	$566,916

LIABILITIES
Accounts payable	$20,671	$18,712
Accrued insurance	16,754	15,067
Accrued compensation and related liabilities	47,865	45,216
Unearned revenue	89,604	90,785
Line of Credit	15,000	62,000
Other current liabilities	34,969	33,521
Total Current Liabilities	224,863	265,301

Accrued insurance	26,054	25,803
Accrued pension	14,731	20,232
Long-term accrued liabilities	28,022	27,385
Total Liabilities	293,670	338,721

STOCKHOLDERS’ EQUITY
Common stock	99,336	99,882
Retained earnings and other equity	172,327	128,313
Total Stockholders’ Equity	271,663	228,195
Total Liabilities and Stockholders’ Equity	$565,333	$566,916

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	First Quarter Ended
	March 31,
	2010	2009
REVENUES
Customer services	$253,041	$242,972
COSTS AND EXPENSES
Cost of services provided	130,975	125,371
Depreciation and amortization	9,000	9,429
Sales, general and administrative	85,101	81,988
Gain on impairment/sale of assets	(186)	(5)
Interest expense, net	99	428
	224,989	217,211
INCOME BEFORE TAXES	28,052	25,761
PROVISION FOR INCOME TAXES	10,469	9,953
NET INCOME	$17,583	$15,808

NET INCOME PER SHARE - BASIC	$0.18	$0.16
NET INCOME PER SHARE - DILUTED	$0.18	$0.16

Weighted average shares outstanding - basic	99,206	100,152
Weighted average shares outstanding - diluted	99,393	100,468

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter results on:

Wednesday, April 28, 2010 at:

10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8610 domestic;

480-629-9820 international
at least 5 minutes before start time.

REPLAY: available through May 5, 2010

Please dial 800-406-7325/303-590-3000, Passcode: 4282234

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com